UNITED STATES
                              SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549

                          -----------------------------------------


                                         SCHEDULE 13G
                                      (Amendment No. 1)
                          Under the Securities Exchange Act of 1934
                          -----------------------------------------


                                       Immucell, Corp.
                          -----------------------------------------
                                       (Name of Issuer)


                            Common Stock, par value $0.1 per share
                          ------------------------------------------
                                (Title of Class of Securities)

                                          452525306
                                        -------------
                                        (CUSIP Number)


        Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:

                                    [ ]   Rule 13d-1(b)
                                    [X]   Rule 13d-1(c)
                                    [ ]   Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes to Schedule 13G).

                                  SCHEDULE 13G

CUSIP No.   452525306                                                Page 2 of 9
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Paramount Capital Asset Management, Inc.
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP      (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                      5)     SOLE VOTING POWER
                             0
        NUMBER        ----------------------------------------------------------
        OF            6)     SHARED VOTING POWER
        SHARES               0
        BENEFICIALLY  ----------------------------------------------------------
        OWNED BY      7)     SOLE DISPOSITIVE POWER
        EACH                 0
        REPORTING     ----------------------------------------------------------
        PERSON        8)     SHARED DISPOSITIVE POWER
        WITH                 0
--------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON
        CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.   452525306                                                Page 3 of 9
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Aries Master Fund, a Cayman Islands exempted company
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP    (a) |_|       (b)  |_|
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION
        Cayman Islands
--------------------------------------------------------------------------------
                      5)     SOLE VOTING POWER
                             0
        NUMBER        ----------------------------------------------------------
        OF            6)     SHARED VOTING POWER
        SHARES               0
        BENEFICIALLY  ----------------------------------------------------------
        OWNED BY      7)     SOLE DISPOSITIVE POWER
        EACH                 0
        REPORTING     ----------------------------------------------------------
        PERSON        8)     SHARED DISPOSITIVE POWER
        WITH                 0
--------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON
        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  452525306                                                 Page 4 of 9
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Aries Domestic Fund, L.P.
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP      (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                      5)     SOLE VOTING POWER
                             0
        NUMBER        ----------------------------------------------------------
        OF            6)     SHARED VOTING POWER
        SHARES               0
        BENEFICIALLY  ----------------------------------------------------------
        OWNED BY      7)     SOLE DISPOSITIVE POWER
        EACH                 0
        REPORTING     ----------------------------------------------------------
        PERSON        8)     SHARED DISPOSITIVE POWER
        WITH                 0
--------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON
        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.   452525306                                                Page 5 of 9
--------------------------------------------------------------------------------
1)      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Lindsay A. Rosenwald, M.D.
--------------------------------------------------------------------------------
2)      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP        (a) |_|    (b) |_|
--------------------------------------------------------------------------------
3)      SEC USE ONLY
--------------------------------------------------------------------------------
4)      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                      5)     SOLE VOTING POWER
                             0
        NUMBER        ----------------------------------------------------------
        OF            6)     SHARED VOTING POWER
        SHARES               0
        BENEFICIALLY  ----------------------------------------------------------
        OWNED BY      7)     SOLE DISPOSITIVE POWER
        EACH                 0
        REPORTING     ----------------------------------------------------------
        PERSON        8)     SHARED DISPOSITIVE POWER
        WITH                 0
--------------------------------------------------------------------------------
9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
--------------------------------------------------------------------------------
10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                               [ ]
--------------------------------------------------------------------------------
11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0
--------------------------------------------------------------------------------
12)     TYPE OF REPORTING PERSON
        IN
--------------------------------------------------------------------------------

Item 1.

        (a)           Name of Issuer:

                      Immucell, Corp. (the "Company")

        (b)           Address of Issuer's Principal Executive Offices:

                      Immucell Corporation
                      56 Evergreen Drive
                      Portland, ME 04130

Item 2.

        (a)           Name of Person Filing:

                      This statement is filed on behalf of Paramount Capital Asset Management, Inc. ("Paramount Capital"), Aries Domestic Fund, L.P. (The "Partnership"), The Aries Master Fund, a Cayman Island exempted company (the "Master Fund") and Lindsay A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, "Reporting Parties"). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.

        (b)           Address  of  Principal   Business   Office  or,  if  None,
                      Residence:

                      Paramount Capital's, the Partnership's and Dr. Rosenwald's business address is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The business address for the Master Fund is c/o MeesPierson (Cayman) Limited, P.O. Box 2003, British American Centre, Phase 3, Dr. Roy's Drive, George Town, Grand Cayman.

        (c)           Citizenship:

                      Dr. Rosenwald is a citizen of the United States.

        (d)           Title of Class of Securities:

                      Common Stock, $0.1 par value ("shares").

        (e)           CUSIP#:

                      452525306

Item 3.               Check the box if this  statement is filed pursuant to Rule
                      13d-1(c) [X]

Item 4.               Ownership:

                      For information concerning the ownership of Common Stock of the Company by the Reporting Persons, see Items 5 through 9 and 11 of the cover pages to this schedule 13G and footnotes thereto.

Item 5.               Ownership of Five Percent or Less of a Class:

                      As of  the  date  of  the  filing  of  this  Schedule  13G
                      Amendment,   the   Reporting   Partes  ceased  to  be  the
                      beneficial owner of more than 5% of the shares

Item 6.               Ownership  of More than Five  Percent on Behalf of Another
                      Person:

                      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company:

                      Not applicable.

Item 8.               Identification and Classification of Members of the Group:

                      Not applicable.

Item 9.               Notice of Dissolution of Group:

                      Not applicable.

Item 10.              Certification:

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   PARAMOUNT CAPITAL ASSET MANAGEMENT,
                                   INC.

Dated:  February 16, 1999
        New York, NY               By /s/ Lindsay A. Rosenwald, M.D.
                                      ----------------------------------
                                           Lindsay A. Rosenwald, M.D.
                                           Chairman



                                   ARIES DOMESTIC FUND, L.P.
                                   By  Paramount Capital Asset Management, Inc.
                                   General Partner

Dated:  February 16, 1999
        New York, NY               By /s/ Lindsay A. Rosenwald, M.D.
                                      ----------------------------------
                                           Lindsay A. Rosenwald, M.D.
                                           Chairman



                                   THE ARIES MASTER FUND
                                   By Paramount Capital Asset Management, Inc.
                                   Investment Manager

Dated:  February 16, 1999
        New York, NY               By /s/ Lindsay A. Rosenwald, M.D.
                                      ----------------------------------
                                           Lindsay A. Rosenwald, M.D.
                                           Chairman



Dated:  February 16, 1999
        New York, NY               By  /s/ Lindsay A. Rosenwald, M.D.
                                      ----------------------------------
                                            Lindsay A. Rosenwald, M.D.

EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

               The undersigned hereby agrees to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Immucell, Corp., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

                                     PARAMOUNT CAPITAL ASSET MANAGEMENT,
                                     INC.

Dated:  February 16, 1999
        New York, NY                 By /s/ Lindsay A. Rosenwald. M.D.
                                        -----------------------------------
                                             Lindsay A. Rosenwald, M.D.
                                             Chairman


                                     ARIES DOMESTIC FUND, L.P.
                                     By Paramount Capital Asset Management, Inc.
                                     General Partner

Dated:  February 16, 1999
        New York, NY                 By /s/ Lindsay A. Rosenwald   M.D.
                                        -----------------------------------
                                             Lindsay A. Rosenwald, M.D.
                                             Chairman


                                     THE ARIES TRUST
                                     By Paramount Capital Asset Management, Inc.
                                     Investment Manager

Dated:  February 16, 1999
        New York, NY                 By /s/ Lindsay A. Rosenwald, M.D.
                                        -----------------------------------
                                             Lindsay A. Rosenwald, M.D.
                                             Chairman

Dated:  February 16, 1999
        New York, NY                 By  /s/ Lindsay A. Rosenwald, M.D.
                                        -----------------------------------
                                              Lindsay A. Rosenwald, M.D.